Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FIRST QUARTER 2017

CALABASAS, Calif., May 9, 2017 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights Compared to First Quarter 2016

•	Total revenues of $153.2 million decreased by 6.7% in light of a more challenging investment sales market

•	Private Client Market segment brokerage transactions were essentially flat, compared to double-digit market declines based on preliminary reports

•	Financing transactions and revenue increased by 5.7% and 15.1%, respectively

•	Brokerage transactions in the Middle Market segment increased by 20.5% while Larger Transaction Market segment declined by 37.7% in comparison to the outsized number of closings in this segment last year

•	Total sales force expanded by 137 professionals, or 8.6% over the past 12 months

Hessam Nadji, president and CEO stated, “MMI once again increased market share as reflected in our team’s ability to execute as many transactions in the first quarter as we did a year ago, despite an estimated 10% -15% decline in market sales.” Mr. Nadji added, “As we had anticipated, the ripple effect of the post-presidential election interest rate jump and uncertainty regarding tax policy continued to hinder sales velocity, particularly in the Private Client Market segment. Our revenue trend line was especially challenged by the drop in larger transactions when compared to our exceptionally high closings in this market segment a year ago, which included a portfolio sale at nearly $500 million.”

“We are starting to see movement in the bid/ask spread, interest rates have eased modestly and property fundamentals remain healthy. These positive factors, combined with eventual clarity on tax policy and economic initiatives should improve overall sales activity. Consistent with our 46-year tradition of client service and focusing on long-term growth, we are helping our clients navigate this particular phase in the cycle while continuing with strategic investments, recruiting and training. We believe these initiatives will further fortify the MMI platform and create long-term shareholder value,” Mr. Nadji concluded.

First Quarter 2017 Results Compared to First Quarter 2016

Total revenues for the first quarter of 2017 were $153.2 million compared to $164.3 million for the same period in the prior year, decreasing by $11.1 million, or 6.7%. The reduction in total revenues was primarily driven by the decrease in real estate brokerage commissions, which declined by 8.8% to $140.1 million. This reduction in brokerage commissions was primarily due to a decrease in sales volume and to a lesser extent, number of transactions, partially offset by an increase in average commission rates due to a smaller proportion of higher priced transactions, which generate lower commission rates. The decrease in brokerage commissions were partially offset by growth in financing fees and other revenues.

Total operating expenses for the first quarter of 2017 decreased by 3.8% to $134.2 million, compared to $139.4 million for the same period in the prior year. The decrease was primarily driven by a 6.8% decrease in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues remained consistent at 58.5% for the first quarter of 2017 compared to the same period in the prior year.

Selling, general and administrative expenses for the first quarter of 2017 increased by 2.3% to $43.2 million, compared to the same period in the prior year. The increase was primarily due to (i) expansion of existing offices; (ii) stock-based compensation expense; (iii) salaries and related benefits as a result of growth in headcount to support the expansion of services for our investment sales and financing professionals and (iv) other expense categories, net primarily driven by our expansion and sales force growth. These costs were partially offset by lower management performance-related compensation and lower legal costs. As of March 31, 2017, the Company had 1,736 investment sales and financing professionals.

Net income for the first quarter of 2017 was $12.0 million, or $0.31 per common share (basic and diluted), compared to net income of $14.8 million, or $0.38 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the first quarter of 2017 decreased by 17.5% to $22.4 million, compared to adjusted EBITDA of $27.2 million for the same period in the prior year.

Business Outlook

The Company is positioned to gain market share by leveraging a number of factors, including its leading national brand predominantly within its Private Client Market segment and specialty groups, experienced management team, infrastructure investments and proprietary technology. The size and fragmentation of the Private Client Market segment, in particular, continues to offer long-term growth opportunities with the top ten brokers making up only 24% market share. This market segment consistently accounts for over 80% of commercial property sales transactions and 60% of the commission pool. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage, seniors housing and the Larger Transaction Market segment, as well as expansion of its financing division, Marcus & Millichap Capital Corporation.

Key factors that will continue to impact the Company’s business:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales in the short- to mid-term driven by a matured cycle, rising interest rates, uncertainty related to the outcome and timing of proposed tax reform, financial regulation and economic initiatives

•	Possible boost to investor sentiment and sales activity upon clarity on tax policy, regulatory easing and proposed economic initiatives (such as infrastructure spending and more job creation which increases real estate demand)

•	Experienced agents’ larger share of revenue production in a more challenging market environment resulting in a higher average commission payout

•	Volatility in the Company’s Larger Transaction Market segment

These factors, in addition to the business’s typical transaction closing date variability, highlight the importance of viewing the Company’s business through a long-term, at least annual perspective. Second quarter 2017 year-over-year comparisons will be challenging in light of the solid performance in the second quarter of 2016 in contrast to current market headwinds. In addition, the Company’s strategic increase in investments in infrastructure and systems improvements are ongoing and will position the firm for long-term growth. Expense leveraging is not expected until late 2017-2018.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 8:00 p.m. Eastern Time on Tuesday, May 9, 2017, through 11:59 p.m. Eastern Time on Tuesday, May 23, 2017, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13660662.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of March 31, 2017, the Company had over 1,700 investment sales and financial professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 2,067 transactions for the three months ended March 31, 2017, with a sales volume of approximately $8.5 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2017 and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers, investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	our ability to execute our succession plan successfully;

•	changes in tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Real estate brokerage commissions	$140,137	$153,664
Financing fees	10,054	8,733
Other revenues	3,021	1,875

Total revenues	153,212	164,272

Operating expenses:
Cost of services	89,647	96,153
Selling, general, and administrative expense	43,220	42,255
Depreciation and amortization expense	1,297	1,006

Total operating expenses	134,164	139,414

Operating income	19,048	24,858
Other income (expense), net	836	230
Interest expense	(382)	(391)

Income before provision for income taxes	19,502	24,697
Provision for income taxes	7,502	9,882

Net income	12,000	14,815
Other comprehensive income:
Unrealized gains on marketable securities, net of tax of $65 and $450 for the three months ended March 31, 2017 and 2016, respectively	47	680
Foreign currency translation (loss) gain, net of tax of $0 for each of the three months ended March 31, 2017 and 2016	(2)	47

Total other comprehensive income	45	727

Comprehensive income	$12,045	$15,542

Earnings per share:
Basic	$0.31	$0.38
Diluted	$0.31	$0.38
Weighted average common shares outstanding:
Basic	38,948	38,891
Diluted	39,108	38,956

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $8.5 billion for the three months ended March 31, 2017, encompassing 2,067 transactions consisting of $6.5 billion for real estate brokerage (1,489 transactions), $1.2 billion for financing (391 transactions) and $0.8 billion in other transactions, including consulting and advisory services (187 transactions). As of March 31, 2017, the Company had 1,638 investment sales professionals and 98 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended March 31,
Real Estate Brokerage	2017	2016
Average Number of Investment Sales Professionals	1,629	1,477
Average Number of Transactions per Investment Sales Professional	0.91	1.01
Average Commission per Transaction	$94,115	$102,511
Average Commission Rate	2.16%	2.04%
Average Transaction Size (in thousands)	$4,359	$5,020
Total Number of Transactions	1,489	1,499
Total Sales Volume (in millions)	$6,490	$7,526

	Three Months Ended March 31,
Financing	2017	2016
Average Number of Financing Professionals	100	97
Average Number of Transactions per Financing Professional	3.91	3.81
Average Fee per Transaction	$25,714	$23,603
Average Fee Rate	0.86%	0.84%
Average Transaction Size (in thousands)	$2,990	$2,798
Total Number of Transactions	391	370
Total Dollar Volume (in millions)	$1,169	$1,035

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended March 31,
	2017			2016			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	242	$142	$5,994	253	$159	$6,591	(11)	$(17)	$(597)
Private Client Market ($1 - $10 million)	1,121	3,398	99,750	1,112	3,585	104,469	9	(187)	(4,719)
Middle Market (≥$10 - $20 million)	88	1,202	19,154	73	1,002	17,053	15	200	2,101
Larger Transaction Market (≥$20 million)	38	1,748	15,239	61	2,780	25,551	(23)	(1,032)	(10,312)

	1,489	$6,490	$140,137	1,499	$7,526	$153,664	(10)	$(1,036)	$(13,527)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	March 31, 2017 (Unaudited)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$129,032	$187,371
Commissions receivable	3,309	4,809
Prepaid expenses	6,486	8,094
Income tax receivable	4,677	1,182
Marketable securities, available-for-sale	56,910	27,454
Other assets, net	4,531	5,102

Total current assets	204,945	234,012
Prepaid rent	14,600	13,285
Property and equipment, net	16,267	16,355
Marketable securities, available-for-sale	66,473	77,475
Assets held in rabbi trust	7,506	7,337
Deferred tax assets, net	34,360	35,571
Other assets	19,336	9,981

Total assets	$363,487	$394,016

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,610	$10,133
Notes payable to former stockholders	986	986
Deferred compensation and commissions	23,365	44,754
Accrued bonuses and other employee related expenses	7,955	22,303

Total current liabilities	40,916	78,176
Deferred compensation and commissions	37,949	44,455
Notes payable to former stockholders	8,686	8,686
Deferred rent and other liabilities	4,499	3,845

Total liabilities	92,050	135,162

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at March 31, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,071,798 and 37,882,266 at March 31, 2017 and December 31, 2016, respectively	4	4
Additional paid-in capital	86,035	85,445
Stock notes receivable from employees	(4)	(4)
Retained earnings	184,547	172,599
Accumulated other comprehensive income	855	810

Total stockholders’ equity	271,437	258,854

Total liabilities and stockholders’ equity	$363,487	$394,016

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended March 31,
	2017	2016
Net income	$12,000	$14,815
Adjustments:
Interest income and other (1)	(625)	(252)
Interest expense	382	391
Provision for income taxes	7,502	9,882
Depreciation and amortization expense	1,297	1,006
Stock-based compensation	1,866	1,325

Adjusted EBITDA (2)	$22,422	$27,167

(1)	Other for the three months ended March 31, 2017 and 2016 includes $7 and $(155), respectively, of net realized gains (losses) on marketable securities, available-for-sale and cash and cash equivalents.
(2)	The decrease in Adjusted EBITDA for the three months ended March 31, 2017 compared to the same period in the prior year is primarily due to lower total revenues and a higher proportion of operating expenses compared to revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values $20 million and above

Certain Adjusted Metrics

Real Estate Brokerage

During the three months ended March 31, 2016, we closed a large transaction in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Three Months Ended March 31, 2017
	(actual)	(as adjusted)
Total Sales Volume Reduction	(13.8)%	(7.7)%
Average Commission Rate Growth	5.7%	0.4%
Average Transaction Size Reduction	(13.2)%	(7.2)%